UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
T-S CAPITAL PARTNERS, LLC
ROBERT TELLES
CYNTHIA JAMISON
ROBERT NARDELLI
DAVID SIEGEL
JOSEPH VASSALLUZZO

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2013 annual meeting of stockholders of Office Depot, Inc., a Delaware corporation.

On August 12, 2013, Starboard issued the following press release:

Glass Lewis & Co. Affirms The Need For Change On Office Depot Board In Recommending Office Depot Shareholders Vote The GOLD Proxy Card To Elect Starboard Nominees At Upcoming Annual Meeting

Glass Lewis Concludes that “Shareholders Should Seek Additional Board-Level Changes at This Time to Ensure the Best-Qualified and Most Effective Individuals Are In Place to Improve Office Depot’s Stand-Alone Performance and to Maximize the Synergies and Chances of Success Once the Merger Becomes Effective”

Starboard Has “Put Forth a Compelling Case Which Details the Poor Performance of the Company under the Stewardship of the Current Board, the Board’s Questionable Actions and Unresponsiveness to Shareholder Concern, and the Overall Need for a Change in Leadership”

Says Starboard Nominees Would Enhance, Not Disrupt, the OfficeMax Merger Integration Process

States “Shareholders Would be Better Served by Installing One of Starboard’s Nominees on the CEO Search Committee”

Starboard’s “Nominees Possess the Requisite Skills and Qualifications Needed for Office Depot’s Current Situation”

Recommends Office Depot Shareholders Vote on the GOLD Proxy Card to Elect Starboard Nominees Cynthia Jamison, Jeffrey Smith and Joseph S. Vassalluzzo at Upcoming Annual Meeting

Starboard Urges All Shareholders to Vote the GOLD Proxy Card to Support the Election of All Four Starboard Nominees — Cynthia Jamison, Robert Nardelli, Jeffrey Smith and Joseph S. Vassalluzzo

NEW YORK, Aug. 12, 2013 -- Starboard Value LP (together with its affiliates, “Starboard”), the largest shareholder of Office Depot, Inc. (“Office Depot” or the “Company”) (NYSE: ODP) with approximately 14.6% of the outstanding common stock of the Company, announced today that Glass Lewis & Co., LLC, a leading independent proxy voting advisory firm, has recommended that Office Depot shareholders vote on Starboard’s GOLD proxy card to elect three of Starboard’s highly qualified nominees, Cynthia Jamison, Jeffrey Smith and Joseph S. Vassalluzzo at Office Depot’s upcoming Annual Meeting on August 21, 2013.  Glass Lewis’ show of support marks the second such strong recommendation for a vote on Starboard’s GOLD proxy card from an independent proxy voting advisory firm in the past week.  Last week, Institutional Shareholder Services (ISS) recommended that Office Depot shareholders vote on Starboard’s GOLD proxy card to elect three of Starboard’s highly qualified nominees after concluding that Starboard made “a compelling case that a change at the board level is warranted.”

Starboard urges all Office Depot shareholders to support Glass Lewis’ and ISS’ calls for change on the Office Depot Board by voting the GOLD proxy card TODAY to elect all four of Starboard’s highly qualified nominees, Cynthia Jamison, Robert Nardelli, Jeffrey Smith and Joseph S. Vassalluzzo at the Annual Meeting.

In reaching its conclusion, Glass Lewis, like ISS, performed a detailed analysis of both sides’ positions in the election contest and, in particular, carefully considered, among other things, the Company’s poor total shareholder return and operating performance, troubling 2010 CEO search process, unresponsiveness to governance concerns, as well as the strong experience and qualifications of Starboard’s nominees.  Glass Lewis concluded that shareholders should vote on the Gold proxy card saying:

“This proxy contest takes place at a unique and critical time -- after shareholders have approved a merger, but before the merger has closed or the combined company’s board has been constituted. As a result, shareholders have an opportunity to help decide who should lead the combined company and represent their interests at the board level.”

“In this case, we believe the Dissident has identified areas of concern, related to both performance and governance, which have resulted in the destruction of shareholder value and, at times, the disregard of shareholder interests. In our view, Starboard has put forth a compelling case which details the poor performance of the Company under the stewardship of the current board, the board’s questionable actions and unresponsiveness to shareholder concern, and the overall need for a change in leadership. Further, we believe the Dissident’s nominees possess the requisite skills and qualifications needed for Office Depot’s current situation. In our opinion, the addition of new directors at this time would likely increase the chances that the best leadership team is installed at Office Depot, as either a merged or stand-alone company, as it attempts to execute a successful turnaround.”

Excerpts from Glass Lewis’ Analysis & Recommendation

On Concluding that Change is Warranted on the Office Depot Board:

“In light of the Company’s underperformance versus peers under the current board’s guidance and the board’s lack of an adequate response to shareholder concern, along with other concerns noted above, we see merit in the Dissident’s assertion that the board is in need of improvement. Having reviewed the arguments and responses put forth by Starboard and the current board, we believe shareholders should seek additional board-level changes at this time to ensure the best-qualified and most effective individuals are in place to improve Office Depot’s stand-alone performance and to maximize the synergies and chances of success once the merger becomes effective.”

On Dismissing the Company’s Argument that the Election of Starboard’s Nominees Would Disrupt the Merger Integration Process:

“We believe Starboard has made a compelling case that the appointment of three of its nominees would have a positive impact on the CEO selection process for the combined company and would result in a better collection of individuals for the initial contribution of directors to the combined company’s board, while at the same time working to get the Company in the best position possible leading up to the merger. In particular, we believe Ms. Jamison, Mr. Vassalluzzo and Mr. Smith collectively possess relevant industry and turnaround experience, effective governance experience and a substantial shareholder perspective that is likely to improve the board and lead to a positive outcome for shareholders.”

On the Highly Questionable 2010 CEO Search Process and Belief that a Starboard Nominee Should Be Immediately Included on the CEO Search Committee:

“More notably, the board’s last search process for a new CEO three years ago raises questions as to whether the current board is the most qualified to conduct another search. In 2010, though the board hoped to land a well-known candidate with significant retail experience, it eventually decided on the interim CEO, Mr. Austrian, who had little background in retail but instead had worked in investment banking and as the COO of the NFL and the CEO of Showtime. The decision also raised eyebrows due to the fact that Mr. Austrian himself was one of four members of the committee that selected him.Given the importance of choosing the next CEO, we believe shareholders would be better served by installing one of Starboard’s nominees on the CEO search committee while there is still time.” (emphasis added)

On the Board’s Manipulative and Unnecessary Delay of the Annual Meeting:

“On the issue of timing, we find it ironic that upon delaying the 2013 annual meeting until after the shareholder vote on the merger -- only scheduling it once Starboard launched a consent solicitation and filed a proceeding in the Delaware Chancery Court to force an annual meeting -- that the board today claims now is not the right time to elect new board members. We agree with the board: the best time probably would have been in April when the Company normally holds its annual meetings, but the board deprived shareholders of the opportunity to do so until now.”

On the Current Board Not Being in Position to Contribute the Best Individuals to Maximize the Synergies in the OfficeMax Merger:

“In our view, Office Depot’s performance and operating track record lend merit to Starboard’s concern that, given the current board’s failure to oversee a turnaround on a stand-alone basis, the board is not in position to contribute the best individuals to maximize the merger synergies in their roles as directors of the combined board.”

On Office Depot’s Deteriorating Total Shareholder Return and Poor Performance under the Watch of the Current Board:

“Beginning with Office Depot’s overall performance, the Company’s total shareholder return decidedly underperformed the return of peers and relevant indexes during the five years prior to Starboard’s announcement that it would nominate board candidates. Through March 15, 2013, Office Depot’s 5-year return was -64%, much larger than the losses of OfficeMax and Staples of -39% and -29%, respectively, which compared to a 50% gain for the S&P MidCap 400 Index over the same period. Similarly, during the 3-year period prior to Starboard’s intention to nominate board candidates, Office Depot lost 50% of its value, compared to losses of 29% and 38% for OfficeMax and Staples, respectively, and a gain of 46% for the S&P MidCap 400 Index (Source: S&P Capital IQ).”

“Looking at operating performance, as the Dissident points out, Office Depot has lagged both Staples and OfficeMax in adapting to a new, challenging environment.”

“Given our view of the sequence of events leading up to what the board points out as its greatest accomplishments in creating shareholder value, we’re less inclined to give the incumbent directors as much credit for these actions as it would like to take in the midst of the current proxy contest. From our perspective, the board’s contributions in realizing these significant developments for shareholders, while positive, do not resolve the board of the Company’s previous performance or governance record.”

On Office Depot’s Troubling Governance and Compensation Practices and Unresponsiveness to its Underlying Problems:

“On the governance front, Starboard has identified legitimate concerns relating to compensation and board composition. We note that in our recent special report, “Pay Dirt 2012: A Glass Lewis Report on Executive Compensation,” the Company took the #4 spot in our ranking of “Russell 3000 Overpaid 25.” Specifically, when compared to other Russell 3000 companies, we found that the Company was one of the worst in terms of its pay-for-performance practices in 2011.  In our pay-for-performance model, Office Depot received grades of a “D” for 2009, an “F” for 2010 and an “F” for 2011.”

“In the absence of the proxy contest, we would recommend withholding votes this year from all of the Company’s continuing nominees: Austrian, Bateman, Colligan, Evans, Fife, Hedrick, Mason, Svider and Travis. These directors served on the board when it approved the adoption of a shareholder rights plan without shareholder approval. We believe that shareholder rights plans, or poison pills, are not in the best interests of shareholders. Specifically, they can reduce management accountability by substantially limiting opportunities for corporate takeovers. Rights plans can thus prevent shareholders from receiving a buy-out premium for their stock. Typically we recommend that shareholders vote against these plans to protect their financial interests and ensure that they have the opportunity to consider any offer for their shares, especially those at a premium.”

On the Unsuitability of Marsha Evans to Serve on Any Public Company Board, Let Alone on the All-Important CEO Selection Committee:

“We have previously voiced our concerns surrounding Ms. Evans’ service as a director in our reports for each of the Company’s last four annual meetings. Ms. Evans served as a director of Lehman Brothers Holdings (“Lehman”) from 2006 until 2008, when it filed for bankruptcy. While at Lehman, Ms. Evans served on several key committees in 2007 and 2008, including the nominating and corporate governance committee and compensation and benefits committee, prior to Lehman’s collapse in late 2008. Additionally, in 2007 and 2008, Ms. Evans served on Lehman’s finance and risk committee, which was charged with the duty of reviewing and advising the board on Lehman’s financial policies and practices, including risk management. Given the significant lack of oversight provided by Ms. Evans during her tenure at Lehman, particularly in the area of risk management, we question her continued service on any public company board.”(emphasis added)

On the Strong Qualifications of Starboard’s Nominees:

“The Dissident’s nominees include individuals with significant retail and turnaround experience, as well as Starboard’s co-founder and CEO, who would add shareholder perspective to the board. Ms. Jamison has an impressive track record as CFO at both fast-casual restaurant Cosi Inc. and wireless communications company ISCO International. She has served on the board of Tractor Supply Co., including as lead director, and on the board of B&G Foods. In her roles, Ms. Jamison helped lead these companies through various challenges and transition periods. As a result, she seems well-suited for the Office Depot board.”

“Mr. Vassalluzzo worked in various roles at Staples for 16 years, rising to the position of vice chairman. His responsibilities included overseeing Staples’ store and distribution build-up during Staples’ phenomenal growth cycle. Thus, his experience and insight in the office supply retail industry would likely prove to be very valuable on the Office Depot board as the Company seeks to right-size its store count and footprint. Mr. Vassalluzzo also serves as chairman of Federal Realty and as lead director at Life Time Fitness, where shareholder returns have been significantly positive since he took over those roles. We also note that, as one of its settlement proposals to Starboard leading up to the proxy contest, the Office Depot board offered a board seat to Mr. Vassalluzzo, showing that it too sees value in his potential contributions as a board member.”

“We also believe that the addition of Mr. Smith would be appropriate in this case. As CEO of Starboard, the Company’s largest shareholder, Mr. Smith would ensure that the board maintains significant shareholder representation. He also has extensive board experience at public companies in various industries where he has sought to identify and guide companies towards value-creation opportunities. Given Starboard’s detailed plan of suggestions to improve Office Depot’s operating performance, its push for the sale of the joint venture interest and its support for the merger with OfficeMax, we believe his addition to the board would help to maximize the expected synergies and operating performance of the combined company, assuming the merger closes.”

Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value, stated, “Both Glass Lewis and ISS have now recommended for much-needed change to the Office Depot Board at this critical juncture and for shareholders to vote on the GOLD proxy card.  Importantly, in so recommending for Starboard nominees, these independent proxy voting advisory firms have dismissed any notion that Starboard’s nominees would disrupt the OfficeMax Merger integration process and have instead concluded that their election would put the Company in the best position to achieve future success.  We greatly appreciate the strong support from shareholders who have already voted for Starboard’s nominees on the GOLD proxy card and urge all of our fellow shareholders to vote their GOLD proxy card today to elect all four of our director nominees who are firmly committed to the future success of Office Depot, whether as a merged or stand-alone company.”

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)